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                                                                    EXHIBIT 99.2
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                Career Education Corporation Closes Acquisition
                         of California Culinary Academy

     HOFFMAN ESTATES, Ill.-(BUSINESS WIRE)-April 3, 2000-Career Education Corporation (Nasdaq:CECO) today announced that it has closed its acquisition of the California Culinary Academy, Inc. (Nasdaq:COOK).

     California Culinary Academy (CCA) had approximately 650 students at its core campus in San Francisco as of December 31, 1999 and will continue to operate under its current name.

     CEC announced on December 7, 1999 that it had signed a definitive agreement to acquire CCA. It is CEC's second acquisition of 2000. CEC acquired The Cooking and Hospitality Institute of Chicago (CHIC) on February 2.

     The CCA acquisition makes Career Education Corporation--with eight culinary arts schools in the United States--one of the world's largest providers of culinary arts instruction. CCA offers an Associate of Occupational Studies Degree in the Culinary Arts and a Professional Baking and Pastry Program.

     CEC's other culinary campuses include: Scottsdale Culinary Institute in Scottsdale, Arizona; California School of Culinary Arts in South Pasadena, California; Le Cordon Bleu Culinary Program at Brown Institute in Mendota Heights, Minnesota; McIntosh College in Dover, New Hampshire; International Culinary Academy in Pittsburgh, Pennsylvania; Western Culinary Institute in Portland, Oregon and the recently acquired campus in Chicago.
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Career Education Corporation is one of the largest providers of private, for-
profit, postsecondary education in North America. CEC currently operates 28 campuses in 15 states and two Canadian provinces. CEC schools enjoy long operating histories and offer a wide variety of bachelor's degree, associate degree and diploma programs in career-oriented disciplines within CEC's core curricula of visual communication and design technologies, information technology, business studies and culinary arts.

     The purchase price of $5.25 for each California Culinary Academy share will be paid by the Harris Trust Company of New York, the paying agent. Letters of transmittal will be mailed to former CCA shareholders shortly. Former CCA shareholders should direct any questions to Harris Trust Company of New York at
(312) 360-5376.

     The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. Factors that could cause such differences include those matters disclosed in Career Education Corporation's and California Culinary Academy's respective filings with the Securities and Exchange Commission (SEC). Career Education Corporation and California Culinary Academy assume no obligation to update those forward-looking statements.

Contact:
    Career Education Corporation
    Patrick K. Pesch, 630/237-3615

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